Exhibit 21.1

Name	Jurisdiction of Formation
AESI Holdings Inc.	Delaware
Atlas Sand Operating, LLC	Delaware
Atlas Sand Company, LLC (d/b/a Atlas Energy Solutions)	Delaware
Atlas Sand Construction, LLC	Texas
Atlas Sand Employee Holding Company, LLC	Texas
Fountainhead Logistics, LLC	Delaware
Fountainhead Transportation Services, LLC	Delaware
Fountainhead Equipment Leasing, LLC	Delaware
OLC Kermit, LLC	Texas
OLC Monahans, LLC	Texas
Fountainhead Logistics Employee Company, LLC	Texas
Atlas Sand Employee Company, LLC	Texas
Atlas OLC Employee Company, LLC	Texas
Atlas Construction Employee Company, LLC	Texas
Hi-Crush Operating, LLC	Delaware
Hi-Crush LMS LLC	Delaware
Hi-Crush Investments LLC	Delaware
OnCore Processing LLC	Delaware
Hi-Crush Permian Sand LLC	Delaware
Hi-Crush PODS LLC	Delaware
NexStage LLC	Texas
FB Logistics LLC	Texas
BulkTracer Holdings LLC	Texas
Pronghorn Logistics Holdings, LLC	Colorado
PropDispatch LLC	Texas
Pronghorn Logistics, LLC	Colorado